Exhibit 2.1
AMENDMENT NO. 1 TO THE AGREEMENT AND PLAN OF MERGER
THIS AMENDMENT NO. 1, dated as of December 15, 2023 (this “Amendment”), to the Agreement and Plan of Merger, dated as of May 9, 2023 (the “Merger Agreement”), by and between RMG Acquisition Corp. III, a Cayman Islands exempted company limited by shares (which shall de-register as an exempted company incorporated in the Cayman Islands by way of continuation to the State of Delaware and domesticate as a Delaware corporation prior to the Closing (as defined in the Merger Agreement)) (“Acquiror”) and H2B2 Electrolysis Technologies, Inc., a Delaware corporation (the “Company,” and together with Acquiror, the “Parties” and each a “Party”), is made and entered into by and between the Parties. Capitalized terms used but not defined in this Amendment shall have the respective meanings ascribed to such terms in the Merger Agreement.
RECITALS
WHEREAS, Section 11.11 of the Merger Agreement sets forth that the Merger Agreement may be amended or modified in whole or in part, only by a duly authorized agreement in writing executed in the same manner as the Merger Agreement and which makes reference to the Merger Agreement;
WHEREAS, pursuant to Section 11.11 of the Merger Agreement, the Parties desire to amend certain provisions of the Merger Agreement as set forth in this Amendment;
NOW, THEREFORE, in consideration of the mutual promises and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, intending to be legally bound, the Parties hereby agree as follows:
AGREEMENT
1.	Amendments to the Merger Agreement. The Parties hereby agree that the Merger Agreement shall be deemed to be amended as follows:
1.1	Section 1.1 of the Merger Agreement. The definition of “AVR Option Amount” in Section 1.1 of the Merger Agreement is hereby deleted in its entirety.
1.2	Section 1.1 of the Merger Agreement. The definition of “Base Purchase Price” in Section 1.1 of the Merger Agreement is hereby deleted in its entirety.
1.3	Section 1.1 of the Merger Agreement. The definition of “Capital Raise Transaction” in Section 1.1 of the Merger Agreement is hereby deleted in its entirety and replaced by the following:
“Capital Raise Transaction” means any sale or other issuance of Equity Interests or any debt instruments exercisable for or convertible into Company Common Stock or other equity interests of the Company, any of its Subsidiaries, or any special purpose vehicle or other entity in which the Company holds, directly or indirectly any Equity Interest (including, without limitation, any shares of capital stock, securities convertible into or exchangeable for shares of capital stock, or warrants, options or other rights for the purchase or acquisition of such shares, and other ownership or profit interests, whether voting or non-voting, and convertible notes or similar convertible or exercisable debt instruments), for cash occurring at any time, whether in a single transaction or a series of transactions, during the period commencing on or after the date of this Agreement and ending at or prior to the Closing.
1.4	Section 1.1 of the Merger Agreement. The definition of “Closing Date Purchase Price” in Section 1.1 of the Merger Agreement is hereby deleted in its entirety and replaced by the following:
“Closing Date Purchase Price” means $400,000,000.
1.5	Section 1.1 of the Merger Agreement. The definition of “Debt Raise Transaction” in Section 1.1 of the Merger Agreement is hereby deleted in its entirety.
1.6	Section 1.1 of the Merger Agreement. The definition of “Debt Transaction Pre-Money Valuation” in Section 1.1 of the Merger Agreement is hereby deleted in its entirety.

1.7	Section 1.1 of the Merger Agreement. The definition of “Debt Transaction Pre-Money Valuation Schedule” in Section 1.1 of the Merger Agreement is hereby deleted in its entirety.
1.8	Section 1.1 of the Merger Agreement. The definition of “Founder Consideration Shares” in Section 1.1 of the Merger Agreement is hereby deleted in its entirety and replaced by the following:
“Founder Consideration Shares” means a number of shares of Acquiror Common Stock owned by Sponsor or any of its Affiliates equal to six percent (6%) of (a) (i) in the event there is a PIPE Transaction, the aggregate number of shares of Surviving Corporation Common Stock issued and outstanding on a fully diluted basis immediately following the Effective Time (inclusive of the Founder Consideration Shares) after giving effect to the maximum potential dilution as a result of any Capital Raise Transaction or (ii) in the event there is no PIPE Transaction, the Aggregate Closing Date Merger Consideration, in each case minus (b) the Warrant Exchange Shares issued in connection with the Warrant Exchange.
1.9	Section 1.1 of the Merger Agreement. The definition of “Minimum Investment Amount” in Section 1.1 of the Merger Agreement is hereby deleted in its entirety and replaced by the following:
“Minimum Investment Amount” means $30,000,000, which, for the avoidance of doubt, shall exclude any capital raised by the Company or any of its Subsidiaries at or prior to the Closing through any Capital Raise Transaction in connection with the Ardachon Share Acquisition.
1.10	Section 1.1 of the Merger Agreement. The definition of “Valuation Firm” in Section 1.1 of the Merger Agreement is hereby deleted in its entirety.
1.11	Section 2.4(a) of the Merger Agreement. Section 2.4(a) of the Merger Agreement is hereby deleted in its entirety and replaced by the following:
(a)
As soon as reasonably practicable following completion of the Capital Raise Transaction, the Company shall prepare and deliver to Acquiror a statement setting forth the Company’s good faith calculation of the Capital Raise Amount in reasonable detail to allow Acquiror to deliver the Preliminary Closing Statement pursuant to Section 2.4(d).

1.12	Section 2.4(f) of the Merger Agreement. Section 2.4(f) of the Merger Agreement is hereby deleted in its entirety.
1.13	Section 3.1(a) of the Merger Agreement. Section 3.1(a) of the Merger Agreement is hereby deleted in its entirety and replaced by the following:
Section 3.1Conversion of Acquiror and Company Securities. At the Effective Time, by virtue of the Merger and without any action on the part of Acquiror, the Company or holders of any of the following securities:
(i)
each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than (1) any shares of Company Common Stock subject to Company Options (which shall be subject to Section 3.3(a)), (2) any shares of Company Common Stock held in the treasury of the Company (each such share, a “Treasury Share”) and (3) any Dissenting Shares (which shall be subject to Section 3.5)), shall be canceled and converted into the right to receive the applicable portion of the Aggregate Closing Date Merger Consideration as determined pursuant to Section 3.1(b);

(ii)	each Treasury Share issued and outstanding immediately prior to the Effective Time shall be canceled as part of the Merger and no consideration shall be paid in respect thereto;
(iii)
each share of Domesticated Acquiror Class A Stock (other than any Founder Consideration Shares that are shares of Domesticated Acquiror Class A Stock, which shall be treated pursuant to Section 3.1(a)(iv) below) issued and outstanding immediately prior to the Effective Time shall remain as an issued and outstanding share of Surviving Corporation Common Stock; and

(iv)
a number of shares of Acquiror Common Stock equal to the number of Founder Consideration Shares shall convert into issued and outstanding shares of Surviving Corporation Common Stock and the remaining shares of Acquiror Common Stock issued and outstanding shall be canceled as part of the Merger and no consideration shall be paid thereof.

1.14	Section 7.10 of the Merger Agreement. Section 7.10 of the Merger Agreement is hereby deleted in its entirety and replaced with:
Section 7.10Amendment to the Warrant Agreement. On the Closing Date, Acquiror shall amend, or shall cause to be amended, the Warrant Agreement to change (a) all references to Public Warrants and Private Placement Warrants (as such terms are defined in the Warrant Agreement) to Adjusted Public Warrants and Adjusted Private Placement Warrants and (b) all references to Ordinary Shares (as defined in the Warrant Agreement) to Surviving Corporation Common Stock, which shall, following the execution of such Warrant Agreement Amendment, cause (x) each outstanding Acquiror Public Warrant to represent the right to receive up to 0.075 shares of Surviving Corporation Common Stock, and (y) each outstanding Acquiror Private Warrant to represent the right to receive up to 0.075 shares of Surviving Corporation Common Stock (such transaction, the “Warrant Exchange”, the amendment to the Warrant Agreement pursuant to this Section 7.10, the “Warrant Agreement Amendment”) and any shares of Surviving Corporation Common Stock issued in connection with the Warrant Exchange, the “Warrant Exchange Shares”).
1.15	Section 8.7(a) of the Merger Agreement. Section 8.7(a) of the Merger Agreement is hereby deleted in its entirety and replaced with:
(a)	the Board of Directors of the Surviving Corporation (the “Surviving Corporation Board” shall consist of nine (9) directors, which shall initially include:
(i)
six (6) director nominees, each of whom shall be “independent” directors for the purposes of Nasdaq, (x) five (5) of whom shall be designated by the Company, each of whom shall be proposed by the Company pursuant to written notice to Acquiror as soon as reasonably practicable following the date of this Agreement, and (y) one (1) of whom shall be designated by Acquiror, who shall be proposed by Acquiror pursuant to written notice to the Company as soon as reasonably practicable following the date of this Agreement;

(ii)	three (3) director nominees to be designated by the Company pursuant to written notice to Acquiror as soon as reasonably practicable following the date of this Agreement;
1.16	Section 9.1(f) of the Merger Agreement. Section 9.1(f) of the Merger Agreement is hereby deleted in its entirety.
1.17	Section 10.1(b)(iii) of the Merger Agreement. Section 10.1(b)(iii) of the Merger Agreement is hereby deleted in its entirety.
2.
Acquiror Authority Relative to Amendment. Acquiror has all requisite company or corporate power and authority to execute and deliver this Amendment. This Amendment constitutes, assuming due authorization, execution and delivery by the other Party hereto, a legal, valid and binding obligation of Acquiror, enforceable against Acquiror in accordance with its terms, subject to any Enforceability Exceptions.

3.
Company Authority Relative to Amendment. The Company has all requisite company or corporate power and authority to execute and deliver this Amendment. This Amendment constitutes, assuming due authorization, execution and delivery by the other Party hereto, a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to any Enforceability Exceptions.

4.	Effectiveness. All of the provisions of this Amendment shall be effective as of the date of this Amendment. Except to the extent specifically amended hereby, all of the terms of the Merger

Agreement, the Acquiror Disclosure Letter and the Company Disclosure Letter shall remain unchanged and in full force and effect, and, to the extent applicable, such terms shall apply to this Amendment as if it formed a part of the Merger Agreement, the Acquiror Disclosure Letter and the Company Disclosure Letter.
5.
References to the Merger Agreement. After giving effect to this Amendment, each reference in the Merger Agreement to “this Agreement”, “hereof”, “hereunder” or words of like import referring to the Merger Agreement shall refer to the Merger Agreement as amended by this Amendment, all references in the Acquiror Disclosure Letter or the Company Disclosure Letter to “the Agreement” shall refer to the Merger Agreement as amended by this Amendment. All references in the Merger Agreement, the Acquiror Disclosure Letter or the Company Disclosure Letter to “the date hereof” or “the date of this Agreement” shall refer to May 9, 2023.

6.
Entire Agreement. This Amendment, the Merger Agreement (including the Exhibits thereto, the Acquiror Disclosure Letter and the Company Disclosure Letter) and the Ancillary Agreements constitute the entire agreement between the Parties with respect to the subject matter hereof and supersede all prior and contemporaneous agreements and undertakings, both written and oral, between the Parties, or any of them, with respect to the subject matter hereof and thereof.

7.
Other Provisions. The provisions of Article XI (Miscellaneous) of the Merger Agreement shall, to the extent not already set forth in this Amendment, apply mutatis mutandis to this Amendment, and to the Merger Agreement as modified by this Amendment, taken together as a single agreement, reflecting the terms as modified hereby.

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IN WITNESS WHEREOF, the Parties have caused this Amendment to be duly executed as of the date first above written.
RMG ACQUISITION CORP. III

By:	/s/ Philip Kassim
	Name:	Philip Kassin
	Title:	President and COO

H2B2 ELECTROLYSIS TECHNOLOGIES, INC.

By:	/s/ Anselmo Andrade Fernández de Mesa
	Name:	Anselmo Andrade Fernández de Mesa
	Title:	Chief Executive Officer
[Signature Page to Amendment No. 1 to Merger Agreement]